Exhibit 99.1

Antero Resources Reports Second Quarter 2014 Financial Results

Denver, Colorado, August 6, 2014—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its second quarter 2014 financial results. The relevant financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which has been filed with the Securities and Exchange Commission (“SEC”).

Second Quarter 2014 Highlights:

•                  Net daily gas equivalent production averaged 891 MMcfe/d, a 94% increase over the prior year quarter

•                  Included net daily liquids production of 20,237 Bbl/d, a 387% increase over the prior year quarter

•                  Liquids represented 27% of total product revenues before hedges and 14% of total volumes, increases of 166% and 150% over the prior year quarter, respectively

•                  July 2014 net daily gas equivalent production averaged over 1 Bcfe/d, including over 26,000 Bbl/d of liquids

•                  Realized natural gas price before hedging averaged $4.49 per Mcf, a 3% increase over the prior year quarter and an approximate $0.18 negative differential to Nymex

•                  Realized NGL price (C3+) averaged $54.98 per barrel, a 13% increase over the prior year quarter and approximately 53% of Nymex WTI

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $5.31 per Mcfe, an 8% increase over the prior year quarter

•                  Adjusted net income was $76 million, or $0.29 per basic and diluted share, a 224% increase over the prior year quarter

•                  Adjusted EBITDAX was $266 million, a 101% increase over the prior year quarter

•                  Adjusted EBITDAX margin was $3.29 per Mcfe, a 3% increase over the prior year quarter

•                  Added to Appalachian E&P leading firm transportation portfolio now totaling 3.4 Bcf/d by 2016, anchored Sunoco’s Mariner East II NGL export project with 51,500 Bbl/d commitment, executed first ethane firm sales agreement with Borealis for 11,500 Bbl/d and executed 200 MMcf/d LNG supply agreement with Cheniere Energy

Recent Developments

2014 Guidance Update

Antero has continued to focus its marketing efforts on developing new markets outside of the Appalachian Basin along with securing firm transportation and sales agreements to serve those markets.  For the first half of 2014, Antero sold 58% of its gas at favorable pricing indices, including Columbia Gas Transmission (“TCO”) and Nymex, and the remainder of its gas at less favorable pricing indices, including Dominion South and Tetco M2.  Further, on June 26, 2014, Antero began moving its Utica natural gas production into the newly completed Seneca Lateral, allowing the Company access to its firm transportation on Rockies Express Pipeline (“REX”).  This development allowed Antero to shift its Utica natural gas production realizations from Tetco M2 pricing to Chicago index pricing, realizing an approximate $1.50 per MMBtu price improvement.  With access to REX for the second half of 2014, Antero expects to sell approximately 65% of its gas during this period at currently more favorable indices, including TCO, Nymex and Chicago, and the remainder of its gas at Dominion South and Tetco M2.

Despite the fact that almost two-thirds of Antero’s natural gas production is expected to be sold at more favorable indices in the second half of 2014, due to the recent significant basis widening of the Dominion South and Tetco M2 indices relative to Nymex as reflected in the futures markets, the Company estimates that its realized natural gas price before hedges for 2014 will reflect a negative differential to Nymex of $0.15 to $0.25 per Mcf.  Antero’s hedge position will significantly offset the effect of the basis widening at Dominion South, as 160,000 MMbtu/d of its remaining 2014 hedge contracts are hedged at the Dominion South index, with an average hedged price of $5.16 per Mcf.  These hedge contracts represent approximately 60% of the Company’s estimated second half of 2014 Dominion South sales.  As a result, Antero continues to estimate that its realized natural gas price after the effect of hedges will reflect a premium to Nymex for 2014.

The Company continues to focus on and increase its drilling in the liquids rich Marcellus.  Antero currently has 10 of its 15 rigs drilling in 1200 Btu or greater areas.  The remaining five rigs are drilling in 1150 to 1200 Btu areas that also produce processable natural gas.  In the first half of 2014, Antero completed wells with an average Btu content of 1179 Btu and forecasts that wells to be completed during the second half of 2014 will have an average Btu content greater than 1215.  In the Utica, Antero has five rigs drilling in liquids rich areas and forecasts that wells to be completed during the second half of 2014 will have an average Btu content greater than 1205.

During July 2014, Antero’s net production averaged over 1 Bcfe/d, including over 26,000 Bbl/d of liquids.  Additionally, the Company currently has approximately 100 MMcfe/d of curtailed production waiting on the completion of incremental processing capacity at the Sherwood facility.  The Sherwood 4 plant, with 200 MMcf/d of processing capacity, is expected to be on line in the third quarter of 2014 and will alleviate any curtailed production.

The Company’s current $1.8 billion drilling and completion capital budget assumes a program that averages 18 rigs during 2014.  However, Antero’s drilling and completion program has averaged 20 rigs during the first half of 2014 due to the availability of infrastructure and takeaway.  The Company’s capital budget anticipated infrastructure constraints in the Marcellus and the Utica in the second half of 2014 and thus the need for a reduction in the rig count was previously planned for that period.  The anticipated successful start-up of the Sherwood 4 processing facility in the third quarter of 2014, along with the timely execution of the compression and gathering infrastructure build out that has occurred during the first half of 2014, is now expected to alleviate substantially all of the infrastructure constraints assumed in the current capital budget.

Commenting on current production, Paul Rady, Antero’s Chairman and CEO, said, “The successful execution of our infrastructure build out has exceeded our timing expectations and we now estimate that we’ll have the required capacity to move substantially all of our production during the remainder of 2014.  We have also experienced terrific success with our SSL program in the liquids-rich portion of our Marcellus play as well as the Utica play.  The success of the infrastructure build out and SSL program is evident in our current production as we averaged over 1 Bcfe/d during July, which was ahead of our expectations and set a new monthly record for Antero.”

Antero is currently reviewing its capital budget for 2014 as the Company monitors the start-up of additional processing capacity at the Sherwood facility and expects to provide updated production and capital guidance during the third quarter of 2014.

Natural Gas Firm Transportation

The Company previously announced the addition of approximately 1.1 Bcf/d of transportation agreements to its firm transportation and firm sales portfolio to provide access to TCO, Nymex and eastern directed markets.  Additionally, Antero recently announced the signing of an agreement to become an anchor shipper on the Energy Transfer Rover Pipeline Project which will connect its Marcellus and Utica Shale assets to the Midwest and Gulf Coast, or potentially for export to Canadian markets.  The Rover Pipeline Project will result in increased marketing optionality by connecting Antero’s separate and existing Midwest and Gulf Coast directed firm transportation agreements, including the 600,000 MMBtu/d Gulf Coast directed ANR transportation.

These significant additions to the Company’s firm transportation portfolio result in an Appalachian E&P industry-leading 3.4 Bcf/d of firm transportation and firm sales by 2016.  This portfolio provides Antero the ability to move a substantial portion of its Appalachian Basin natural gas production to more favorable pricing indices, as well as market any excess firm capacity to third parties.  Over time, Antero expects to use virtually all of its firm transportation to move the Company’s gross operated production.

In the first half of 2014, Antero began marketing its excess firm transportation capacity to third parties in need of transportation as well as purchasing and selling third party gas in back to back transactions to minimize transportation costs and in certain cases capture positive basis differentials between regional indices.  As a result, the Company is presenting, as separate line items in the income statement, the marking revenues and expenses that are associated with its excess firm transportation capacity.  Prior to this change, the marketing revenues and expenses were combined in the gathering, processing, compression and transportation line item in the income statement.  Marketing revenues include sales of third party natural gas and revenues associated with the release of its firm transportation to others.  Marketing expenses include the cost of purchased third party natural gas and firm transportation costs associated with excess capacity, including the cost of firm ethane transportation that is currently not being utilized.

Natural Gas Liquids (NGLs) Agreement

As previously announced, Antero has signed an agreement to become the anchor ethane supplier for the Ascent petrochemical complex in Wood County, West Virginia.  Under the agreement, Antero is to provide 30,000 Bbl/d of ethane to Ascent which represents almost half of the volume required to operate the Ascent ethane cracker that is planned for the Parkersburg, West Virginia site.  This agreement is contingent upon Ascent reaching a final investment decision once the multi-year feasibility analysis is completed and a construction decision has been made.

Additionally, Antero recently announced the signing of an agreement to become an anchor ethane supplier to the proposed Shell ethane cracker complex in Beaver County, Pennsylvania.  Under the agreement, Antero is to provide 25,000 Bbl/d of ethane to Shell which represents a significant portion of the volumes needed to operate the proposed cracker.  This agreement is contingent upon Shell reaching a final investment decision once the multi-year feasibility analysis is completed and a construction decision has been made.

Antero is committed to a 10 year transport, terminal and storage agreement with Sunoco Logistics Partners LP (“Sunoco”) related to its Mariner East II Project that will connect the NGL resources in the Marcellus and Utica Shale to Sunoco’s existing infrastructure and international port at its Marcus Hook facility near Philadelphia.  Mariner East II is expected to be operational in late 2016.  Under the agreement, Antero is an anchor shipper and has firm transportation of 51,500 Bbl/d (11,500 barrels of ethane, 28,000 barrels of propane and 12,000 barrels of butane).  Antero will have the ability, through the Marcus Hook facility, to market ethane, propane and butane to local markets in the Northeast as well as export product to international markets.  These markets are currently paying a premium price relative to Appalachian prices net of the Company’s transportation costs.

In connection with the terminal and storage agreement with Sunoco, Antero has entered into a 10-year ethane sales agreement at a premium to natural gas Btu value for 11,500 Bbl/d with Borealis, a leading global provider of chemicals and plastics solutions.  This represents Antero’s first long term firm sales ethane agreement.

Liquefied Natural Gas (LNG)

Antero recently announced the signing of an agreement with Sabine Pass Liquefaction, LLC (“Cheniere”) to sell 50,000 MMBtu/d of natural gas at Nymex based pricing for volumes shipped to the Gulf Coast region via existing Antero firm transportation agreements.  In addition, the agreement allows for 50,000 MMBtu/d of incremental increases to volumes, to a total of 200,000 MMBtu/d, as each of the four trains are placed into service.  This agreement will become effective upon notification from Cheniere that operations have commenced at the first LNG liquefaction train in the Sabine Pass liquefaction facility located in Cameron Parish, Louisiana.

Increased Credit Facility Commitments

On July 28, 2014, Antero increased lender commitments under its $3.5 billion credit facility from $2.0 billion to $2.5 billion.  The $2.5 billion commitment may be increased up to the borrowing base, currently determined to be $3.0 billion, upon receipt of the requisite bank approval.  As of June 30, 2014, and adjusted for the recent lender commitments increase, Antero had $19 million in cash, $1.2 billion drawn under the credit facility and $237 million in letters of credit outstanding, resulting in $1.0 billion of available liquidity and $1.5 billion of unused borrowing base capacity.  The next redetermination of the borrowing base is scheduled to occur in October 2014.

Second Quarter 2014 Financial Results

For the three months ended June 30, 2014, Antero reported a net loss from continuing operations of $44 million, or $(0.17) per basic and diluted share, compared to net income from continuing operations of $131 million, or $0.50 per basic and diluted share, in the second quarter of 2013.  The GAAP net loss for the second quarter of 2014 included the following items:

•                  Non-cash losses on unsettled hedges of $125 million ($77 million net of tax)

•                  Non-cash stock compensation expense primarily for outstanding profits interests awards, that are non-dilutive to public shareholders, of $32 million ($29 million net of tax)

•                  Loss on early extinguishment of debt of $20 million ($13 million net of tax)

Excluding these items, the Company’s results for the second quarter of 2014 were as follows:

•                  Adjusted net income from continuing operations of $76 million, or $0.29 per basic and diluted share, a 224% increase compared to $23 million, or $0.09 per basic and diluted share, in the second quarter of 2013

•                  Adjusted EBITDAX of $266 million, a 101% increase compared to $133 million in the second quarter of 2013

•                  Adjusted EBITDAX margin of $3.29 per Mcfe, a 3% increase compared to $3.18 per Mcfe in the second quarter of 2013

For reconciliations of adjusted net income from continuing operations, adjusted EBITDAX and adjusted EBITDAX margin to the most comparable GAAP measures, please see “Non-GAAP Financial Measures.”

Net production for the second quarter of 2014 averaged a Company record 891 MMcfe/d, an increase of 94% from the second quarter of 2013.  Net production was comprised of 769 MMcf/d of natural gas (86%), 15,944 Bbl/d of NGLs (11%) and 4,293 Bbl/d of crude oil (3%).  Second quarter 2014 net liquids production averaged a Company record 20,237 Bbl/d, an increase of 387% from the second quarter of 2013.

Antero’s average realized natural gas price before hedging for the second quarter of 2014 was $4.49 per Mcf, an $0.18 negative differential to the Nymex average price for the period.  Approximately 44% of Antero’s second quarter 2014 natural gas production was realized at the TCO index and the remaining natural gas production was realized at various other index pricing points including Dominion South (36%), Nymex (13%), and Tetco M2 (6%).  During the quarter, the Dominion South and Tetco M2 negative basis differentials, relative to Nymex, decreased $0.35 and $0.70, respectively, as compared to the first quarter of 2014.  This change contributed to the $0.18 differential to the Nymex average for the period.

Antero’s average realized C3+ NGL price for the second quarter of 2014 was $54.98 per barrel, or approximately 53% of the Nymex WTI oil price average for the period, and the average realized oil price before hedges was $91.20 per barrel.  The Company’s average natural gas equivalent price including NGLs and oil, but excluding hedge settlements was $5.30 per Mcfe.

Average natural gas equivalent price including NGLs, oil and hedge settlements increased by 8% to $5.31 per Mcfe for the second quarter of 2014 as compared to the second quarter of 2013.  For the second quarter of 2014, Antero realized cash settled hedge gains of $1.0 million, or $0.01 per Mcfe.

Marketing revenue for the second quarter of 2014 was $2.0 million.  The Company’s marketing revenue was associated with the proceeds received for the release of a portion of its excess firm transportation capacity on the MGT and NGPL pipelines in the Midwest.

GAAP revenue for the second quarter of 2014 was $311 million as compared to $387 million for the second quarter of 2013.  GAAP revenue for the second quarter of 2014 included a $125 million non-cash loss on unsettled hedges while the second quarter of 2013 included a $181 million non-cash gain on unsettled hedges. Non-GAAP adjusted net revenue increased 112% to $436 million compared to the second quarter of 2013, including cash settled hedge gains and losses but excluding non-cash unsettled hedge gains and losses.  Liquids production contributed 27% of natural gas, NGLs and oil revenue before hedges in the second quarter of 2014 compared to 10% during the second quarter of 2013.  Please see “Non-GAAP Financial Measures” for a reconciliation of GAAP revenue to Non-GAAP adjusted net revenue.

Per unit cash production expense (lease operating, gathering, compression, processing and transportation, and production tax) for the second quarter of 2014 was $1.60 per Mcfe, representing an 11% increase compared to $1.44 per Mcfe in the prior year quarter.  Per unit general and administrative expense for the second quarter of 2014, excluding non-cash stock compensation expense, was $0.32 per Mcfe compared to $0.33 per Mcfe for the prior year quarter.  Per unit depreciation, depletion and amortization expense (“DD&A”) increased 2% from the prior year quarter to $1.30 per Mcfe driven by the increase in depreciable midstream assets.  Second quarter 2014 depletion expense, the largest component of DD&A, was $1.14 per Mcfe, a 4% decrease compared to the prior year quarter.

Marketing expense for the second quarter of 2014 was $14.0 million.  The largest component of marketing expense was the firm transport demand costs associated with the Company’s currently unused ATEX ethane pipeline capacity.

Adjusted EBITDAX of $266 million for the second quarter of 2014 was 101% higher than the prior year quarter due to increased production and revenue.  Adjusted EBITDAX margin for the quarter was $3.29 per Mcfe representing a 3% increase over the prior year quarter.  Cash flow from operations before changes in working capital was $220 million, a 138% increase compared to $92 million in the second quarter of 2013.

Glen Warren, President and CFO, commenting on the Company’s profitability, said, “Based on results to date and the liquids rich nature of the production, Antero’s Marcellus and Utica Shale positions offer some of the highest rates of return in North America for unconventional shale wells based on the current price environment.  Additionally, our ability to access southern Appalachian indices like TCO combined with our Appalachian E&P industry-leading firm transportation portfolio allows our gas to flow to premium markets.  These factors, along with our significant hedge portfolio, continue to support our top of the class per unit cash flows resulting in an EBITDAX margin of $3.29 per Mcfe for the second quarter.  With the recent completion of the REX Seneca Lateral providing access to the Chicago market, we expect this trend to continue.”

For reconciliations of adjusted EBITDAX, adjusted EBITDAX margin and cash flow from operations before changes in working capital to the most comparable GAAP measures, please see “Non-GAAP Financial Measures.”

Capital Spending

Antero’s total capital expenditures for the three months ended June 30, 2014 were $980 million, including drilling and completion costs of $605 million, gathering and compression costs of $155 million, fresh water distribution project costs of $40 million and leasehold acquisition costs of $180 million, including the recently announced lease under and around Piedmont Lake in Belmont and Harrison Counties, Ohio.  During the quarter, Antero increased completion activity to seven frac crews operating in the Marcellus Shale and two frac crews in the Utica to accommodate additional inventory from increased rig activity.  This resulted in a 45% increase in stages completed compared to the first quarter of 2014.

Hedge Update

As of today, Antero has hedged 1.3 Tcfe of future production using fixed price swaps covering the period from July 1, 2014 through December 2019 at an average index price of $4.58/MMBtu and $94.13/Bbl.  Approximately 70% of Antero’s estimated second half of 2014 production is hedged at an average index price of $4.64/MMBtu and $94.13/Bbl.  Approximately 56% of Antero’s financial hedge portfolio is made up of Nymex hedges and 44% is tied to Appalachian Basin, Chicago or Gulf Coast indices.  Antero has the ability to physically deliver a substantial portion of its natural gas production through direct firm transportation to Henry, Louisiana, the index for Nymex pricing, which eliminates basis risk on the Company’s Nymex hedges.  Antero has 10 different counterparties to its hedge contracts, all of which are lenders in Antero’s bank credit facility.

The following table summarizes Antero’s hedge positions held as of August 6, 2014:

Period	Natural Gas MMBtu/d	Average Index price	Oil Bbl/d	Average Index price

3Q 2014:
TCO	210,000	$5.01	—	—
Nymex	340,000	$4.08	—	—
DOM S	160,000	$5.04	—	—
CGTLA	10,000	$3.82	—	—
3Q 2014 Total	720,000	$4.56	3,000	$94.13
4Q 2014:
TCO	210,000	$5.24	—	—
Nymex	340,000	$4.18	—	—
DOM S	160,000	$5.27	—	—
CGTLA	10,000	$3.98	—	—
4Q 2014 Total	720,000	$4.73	3,000	$94.13
2015:
TCO	120,000	$5.01	—	—
Nymex	260,000	$4.13	—	—
DOM S	230,000	$5.60	—	—
CGTLA	40,000	$4.00	—	—
2015 Total	650,000	$4.80	—	—
2016	642,500	$4.72	—	—
2017	780,000	$4.34	—	—
2018	710,000	$4.60	—	—
2019	467,500	$4.41	—	—

In addition, Antero has hedged 237 Bcf of future production using fixed price TCO basis swaps covering the period from January 1, 2015 through December 31, 2017 at an average basis price of $(0.39)/MMbtu.

Conference Call

A conference call is scheduled on Thursday, August 7, 2014 at 9:00 a.m. MDT to discuss the results for the quarter.  A brief Q&A session for security analysts will immediately follow the results discussion.  To participate in the call, dial in at 877-300-8521 (U.S.), 855-669-9657 (Canada), or 412-317-6026 (International) and reference passcode 10049883. A telephone replay of the call will be available until Tuesday, August 19, 2014, at 9:00 a.m. MDT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the same passcode.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Tuesday, August 19, 2014 at 9:00 a.m. MDT.

Presentation

An updated company presentation will be posted to Antero’s website before the August 7, 2014 conference call.  Additionally, a separate conference call presentation will be posted to accompany certain planned comments to be made by management during the call.  These presentations can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Adjusted net revenue as set forth in this release represents total revenue adjusted for unsettled hedge (gains) and losses.  Antero believes that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total revenue as an indicator of financial performance.  The following table reconciles total revenue to adjusted net revenue:

	Three months ended June 30,		Six months ended June 30,
	2013	2014	2013	2014

Total revenue	$387,144	$311,338	$448,598	$479,545
Commodity derivative (gains) losses on unsettled hedges	(195,483)	123,766	(123,542)	372,695
Cash settled derivative gains (losses)	14,146	953	62,277	(118)
Adjusted net revenue	$205,807	$436,057	$387,333	$852,122

Adjusted net income from continuing operations as set forth in this release represents net income (loss) from continuing operations, adjusted for certain items.  Antero believes that adjusted net income from continuing operations is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income from continuing operations is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) from continuing operations as an indicator of financial performance.  The following table reconciles net income (loss) from continuing operations to adjusted net income from continuing operations:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2014	2013	2014

Net income (loss) from continuing operations	$131,193	$(44,495)	$83,196	$(139,254)
Commodity derivative (gains) losses on unsettled hedges, net of tax	(119,446)	76,754	(75,488)	231,129
Cash settled derivative gains (losses), net of tax	8,644	591	38,053	(73)
Impairment of unproved properties, net of tax	2,935	1,213	3,886	2,079
Stock compensation, net of tax	—	29,286	—	58,252
Loss on early extinguishment of debt, net of tax	—	12,642	—	12,642
Accretion, net of tax	163	192	324	379
Adjusted net income from continuing operations	$23,489	$76,183	$49,971	$165,154

Cash flow from operations before changes in working capital, as presented in this release, represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended June 30,		Six months ended June 30,
	2013	2014	2013	2014

Net cash provided by operating activities	$82,190	$223,722	$192,397	$498,029
Net change in working capital	10,238	(3,886)	(14,723)	(40,532)
Cash flow from operations before changes in working capital	$92,428	$219,836	$177,674	$457,497

Adjusted EBITDAX is a non-GAAP financial measure that Antero defines as net income (loss) from continuing operations after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations. However, Antero’s management team believes adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods selected and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating adjusted EBITDAX reported by different companies.  The following table represents a reconciliation of the Company’s net income (loss) from continuing operations to adjusted EBITDAX, a reconciliation of adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before settled hedges to adjusted EBITDAX Margin:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2014	2013	2014

Net income (loss) from continuing operations	$131,193	$(42,285)	$83,196	$(137,044)
Discontinued operations	—	(2,210)	—	(2,210)
Hedge fair value (gains) losses	(195,483)	123,766	(123,542)	372,695
Net cash receipts (payments) on settled hedges	14,146	953	62,277	(118)
Interest expense	33,468	37,260	63,396	68,602
Loss on early extinguishment of debt	—	20,386	—	20,386
Provision for income tax expense (benefit)	83,725	(18,454)	53,325	(59,116)
Depreciation, depletion, amortization and accretion	52,856	105,463	93,484	196,971
Impairment of unproved properties	4,803	1,956	6,359	3,353
Exploration expense	7,300	6,703	11,662	13,700
Stock compensation expense	—	32,474	—	61,611
State franchise taxes	600	450	1,200	1,288
Adjusted EBITDAX	132,608	266,462	251,357	540,118
Interest expense and other	(33,468)	(37,260)	(63,396)	(68,602)
Exploration expense	(7,300)	(6,703)	(11,662)	(13,700)
Changes in current assets and liabilities, net	(10,238)	3,886	14,723	40,532
State franchise taxes	(600)	(450)	(1,200)	(1,288)
Other non-cash items	1,188	(2,213)	2,575	969
Net cash provided by operating activities	$82,190	$223,722	$192,397	$498,029

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2014	2013	2014
Adjusted EBITDAX margin:
Realized price before settled hedges	$4.60	$5.30	$4.27	$5.54
Gathering, compression, and water distribution revenues	—	0.04	—	0.05
Lease operating expense	0.03	0.06	0.03	0.07
Gathering, compression, processing and transportation costs	1.17	1.28	1.18	1.23
Marketing, net	—	0.15	—	0.14
Production taxes	0.24	0.26	0.25	0.28
General and administrative(1)	0.32	0.31	0.33	0.31
Adjusted EBITDAX margin before settled hedges	2.84	3.28	2.46	3.56
Cash receipts (payments) for settled hedges	0.34	0.01	0.82	—
Adjusted EBITDAX margin	$3.18	$3.29	$3.30	$3.56

(1)         – excludes franchise taxes and stock compensation that are included in G&A

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2013.

For more information, contact Michael Kennedy — VP Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2013 and June 30, 2014

(Unaudited)

(In thousands, except share amounts)

	2013	2014
Assets
Current assets:
Cash and cash equivalents	$17,487	19,273
Accounts receivable — trade, net of allowance for doubtful accounts of $1,251 in 2013 and 2014	30,610	46,532
Notes receivable - short-term portion	2,667	889
Accrued revenue	96,825	139,553
Derivative instruments	183,000	175,286
Other	2,975	5,695
Total current assets	333,564	387,228
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	1,513,136	1,677,642
Proved properties	3,621,672	4,881,002
Fresh water distribution systems	231,684	346,851
Gathering systems and facilities	584,626	873,308
Other property and equipment	15,757	34,019
	5,966,875	7,812,822
Less accumulated depletion, depreciation, and amortization	(407,219)	(601,029)
Property and equipment, net	5,559,656	7,211,793
Derivative instruments	677,780	354,254
Other assets, net	42,581	91,933
Total assets	$6,613,581	8,045,208

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2013 and June 30, 2014

(Unaudited)

(In thousands, except share amounts)

	2013	2014
Liabilities and Equity
Current liabilities:
Accounts payable	$370,640	500,774
Accrued liabilities	77,126	116,037
Revenue distributions payable	96,589	154,092
Deferred income tax liability	69,191	71,104
Derivative instruments	646	11,907
Other	8,037	6,800
Total current liabilities	622,229	860,714
Long-term liabilities:
Long-term debt	2,078,999	3,370,636
Deferred income tax liability	278,580	218,905
Derivative instruments	—	30,076
Other long-term liabilities	35,113	41,650
Total liabilities	3,014,921	4,521,981
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; authorized - 1,000,000,000 shares; issued and outstanding - 262,049,659 shares	2,620	2,620
Preferred stock, $0.01 par value; authorized - 50,000,000 shares; none issued	—	—
Additional paid-in capital	3,402,180	3,463,791
Accumulated earnings	193,860	56,816
Total stockholders’ equity	3,598,660	3,523,227
Total liabilities and stockholders’ equity	$6,613,581	8,045,208

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended June 30, 2013 and 2014

(Unaudited)

(In thousands, except per share amounts)

	2013	2014
Revenue:
Natural gas sales	$172,332	314,151
Natural gas liquids sales	17,244	79,768
Oil sales	2,085	35,633
Gathering, compression, and water distribution	—	3,565
Marketing	—	1,987
Commodity derivative fair value gains (losses)	195,483	(123,766)
Total revenue	387,144	311,338
Operating expenses:
Lease operating	1,454	5,021
Gathering, compression, processing, and transportation	48,670	103,837
Production and ad valorem taxes	10,108	21,358
Marketing	—	13,946
Exploration	7,300	6,703
Impairment of unproved properties	4,803	1,956
Depletion, depreciation, and amortization	52,589	105,154
Accretion of asset retirement obligations	267	309
General and administrative (including stock compensation expense of $32,474 in 2014)	13,567	58,357
Total operating expenses	138,758	316,641
Operating income (loss)	248,386	(5,303)
Other expenses:
Interest	(33,468)	(37,260)
Loss on early extinguishment of debt	—	(20,386)
Total other expenses	(33,468)	(57,646)
Income (loss) from continuing operations before income taxes and discontinued operations	214,918	(62,949)
Provision for income tax (expense) benefit	(83,725)	18,454
Income (loss) from continuing operations	131,193	(44,495)
Discontinued operations:
Income from sale of discontinued operations, net of income tax expense of $1,354	—	2,210
Net income (loss) and comprehensive income (loss)	$131,193	(42,285)

Earnings (loss) per common share:
Continuing operations	$0.50	(0.17)
Discontinued operations	—	0.01
Total	$0.50	(0.16)

Earnings (loss) per common share - assuming dilution
Continuing operations	$0.50	(0.17)
Discontinued operations	—	0.01
Total	$0.50	(0.16)

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Six Months Ended June 30, 2013 and 2014

(Unaudited)

(In thousands, except per share amounts)

	2013	2014
Revenue:
Natural gas sales	$294,278	626,487
Natural gas liquids sales	27,816	153,696
Oil sales	2,962	59,755
Gathering, compression, and water distribution	—	7,089
Marketing	—	5,213
Commodity derivative fair value gains (losses)	123,542	(372,695)
Total revenue	448,598	479,545
Operating expenses:
Lease operating	2,525	9,890
Gathering, compression, processing, and transportation	89,640	187,347
Production and ad valorem taxes	18,727	42,397
Marketing	—	25,927
Exploration	11,662	13,700
Impairment of unproved properties	6,359	3,353
Depletion, depreciation, and amortization	92,953	196,360
Accretion of asset retirement obligations	531	611
General and administrative (including stock compensation expense of $61,611 in 2014)	26,284	109,342
Total operating expenses	248,681	588,927
Operating income (loss)	199,917	(109,382)
Other expenses:
Interest	(63,396)	(68,602)
Loss on early extinguishment of debt	—	(20,386)
Total other expenses	(63,396)	(88,988)
Income (loss) from continuing operations before income taxes and discontinued operations	136,521	(198,370)
Provision for income tax (expense) benefit	(53,325)	59,116
Income (loss) from continuing operations	83,196	(139,254)
Discontinued operations:
Income from sale of discontinued operations, net of income tax expense of $1,354	—	2,210
Net income (loss) and comprehensive income (loss)	$83,196	(137,044)

Earnings (loss) per common share:
Continuing operations	$0.32	(0.53)
Discontinued operations	—	0.01
Total	$0.32	(0.52)

Earnings (loss) per common share - assuming dilution
Continuing operations	$0.32	(0.53)
Discontinued operations	—	0.01
Total	$0.32	(0.52)

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2013 and 2014

(Unaudited)

(In thousands)

	2013	2014
Cash flows from operating activities:
Net income (loss)	$83,196	(137,044)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	93,484	196,971
Impairment of unproved properties	6,359	3,353
Derivative fair value (gains) losses	(123,542)	372,695
Cash receipts (payments) for settled derivatives	62,277	(118)
Deferred income tax expense (benefit)	53,325	(57,762)
Stock compensation	—	61,611
Gain on sale of discontinued operations	—	(3,564)
Loss on early extinguishment of debt	—	20,386
Other	2,575	969
Changes in assets and liabilities:
Accounts receivable	(7,935)	(15,922)
Accrued revenue	(19,763)	(42,728)
Other current assets	10,808	(942)
Accounts payable	(1,436)	3,477
Accrued liabilities	20,137	42,475
Revenue distributions payable	8,495	57,503
Other	4,417	(3,331)
Net cash provided by operating activities	192,397	498,029
Cash flows used in investing activities:
Additions to unproved properties	(271,003)	(239,152)
Drilling and completion costs	(720,910)	(1,103,017)
Additions to fresh water distribution systems	(36,967)	(99,927)
Additions to gathering systems and facilities	(151,737)	(261,667)
Additions to other property and equipment	(1,766)	(11,041)
Change in other assets	3,975	(39,067)
Net cash used in investing activities	(1,178,408)	(1,753,871)
Cash flows from financing activities:
Issuance of senior notes	231,750	600,000
Repayment of senior notes	—	(260,000)
Borrowings on bank credit facility, net	743,000	952,000
Payments of deferred financing costs and redemption premiums on early extinguishment of debt	(5,663)	(34,372)
Other	8,802	—
Net cash provided by financing activities	977,889	1,257,628
Net (decrease) increase in cash and cash equivalents	(8,122)	1,786
Cash and cash equivalents, beginning of period	18,989	17,487
Cash and cash equivalents, end of period	$10,867	19,273
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$62,246	60,031
Supplemental disclosure of noncash investing activities:
Changes in accounts payable for additions to property and equipment	$54,051	126,657

OPERATING DATA

The following table sets forth selected operating data for the three months ended June 30, 2013 compared to the three months ended June 30, 2014:

	Three Months Ended June 30,		Amount of Increase
	2013	2014	(Decrease)	Percent Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$172,332	314,151	141,819	82%
NGL sales	17,244	79,768	62,524	363%
Oil sales	2,085	35,633	33,548	1,609%
Gathering, compression, and water distribution	—	3,565	3,565	*
Marketing	—	1,987	1,987	*
Commodity derivative fair value gains (losses)	195,483	(123,766)	(319,249)	*
Total operating revenues	387,144	311,338	(75,806)	(20)%
Operating expenses:
Lease operating	1,454	5,021	3,567	245%
Gathering, compression, processing, and transportation	48,670	103,837	55,167	113%
Production and ad valorem taxes	10,108	21,358	11,250	111%
Marketing	—	13,946	13,946	*
Exploration	7,300	6,703	(597)	(8)%
Impairment of unproved properties	4,803	1,956	(2,847)	(59)%
Depletion, depreciation, and amortization	52,589	105,154	52,565	100%
Accretion of asset retirement obligations	267	309	42	16%
General and administrative (before stock comp expense)	13,567	25,883	12,316	91%
Stock compensation	—	32,474	32,474	*
Total operating expenses	138,758	316,641	177,883	128%
Operating income (loss)	248,386	(5,303)	(253,689)	*

Other Expenses:
Interest expense	(33,468)	(37,260)	(3,792)	11%
Loss on early extinguishment of debt	—	(20,386)	(20,386)	*
Total other expenses	(33,468)	(57,646)	(24,178)	72%
Income (loss) before income taxes and discontinued operations	214,918	(62,949)	(277,867)	*
Income tax (expense) benefit	(83,725)	18,454	102,179	*
Income (loss) from continuing operations	131,193	(44,495)	(175,688)	*
Income from discontinued operations	—	2,210	2,210	*
Net income (loss)	$131,193	(42,285)	(173,478)	*

Adjusted EBITDAX	$132,608	266,462	133,854	101%

Production data:
Natural gas (Bcf)	39	70	31	78%
NGLs (MBbl)	354	1,451	1,097	310%
Oil (MBbl)	25	391	366	1,495%
Combined (Bcfe)	42	81	39	94%
Daily combined production (MMcfe/d)	458	891	433	94%
Average prices before effects of hedges:
Natural gas (per Mcf)	$4.37	$4.49	$0.12	3%
NGLs (per Bbl)	$48.70	$54.98	$6.28	13%
Oil (per Bbl)	$85.07	$91.20	$6.13	7%
Combined (per Mcfe)	$4.60	$5.30	$0.70	15%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$4.74	$4.52	$(0.22)	(5)%
NGLs (per Bbl)	$48.70	$54.98	$6.28	13%
Oil (per Bbl)	$80.70	$87.31	$6.61	8%
Combined (per Mcfe)	$4.94	$5.31	$0.37	8%
Average Costs (per Mcfe):
Lease operating	$0.03	$0.06	$0.03	107%
Gathering, compression, processing, and transportation	$1.17	$1.28	$0.11	10%
Production and ad valorem taxes	$0.24	$0.26	$0.02	10%
Depletion, depreciation, amortization, and accretion	$1.27	$1.30	$0.03	2%
General and administrative (before stock comp expense)	$0.33	$0.32	$(0.01)	(3)%

OPERATING DATA

The following table sets forth selected operating data for the six months ended June 30, 2013 compared to the six months ended June 30, 2014:

	Six Months Ended June 30,		Amount of Increase
	2013	2014	(Decrease)	Percent Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$294,278	626,487	332,209	113%
NGL sales	27,816	153,696	125,880	453%
Oil sales	2,962	59,755	56,793	1,917%
Gathering, compression, and water distribution	—	7,089	7,089	*
Marketing	—	5,213	5,213	*
Commodity derivative fair value gains (losses)	123,542	(372,695)	(496,237)	*
Total operating revenues	448,598	479,545	30,947	7%
Operating expenses:
Lease operating	2,525	9,890	7,365	292%
Gathering, compression, processing, and transportation	89,640	187,347	97,707	109%
Production and ad valorem taxes	18,727	42,397	23,670	126%
Marketing	—	25,927	25,927	*
Exploration	11,662	13,700	2,038	17%
Impairment of unproved properties	6,359	3,353	(3,006)	(47)%
Depletion, depreciation, and amortization	92,953	196,360	103,407	111%
Accretion of asset retirement obligations	531	611	80	15%
General and administrative (before stock comp expense)	26,284	47,731	21,447	82%
Stock compensation	—	61,611	61,611	*
Total operating expenses	248,681	588,927	340,246	137%
Operating income (loss)	199,917	(109,382)	(309,299)	*

Other Expenses:
Interest expense	(63,396)	(68,602)	(5,206)	11%
Loss on early extinguishment of debt	—	(20,386)	(20,386)	*
Total other expenses	(63,396)	(88,988)	(25,592)	72%
Income (loss) before income taxes and discontinued operation	136,521	(198,370)	(334,891)	*
Income tax (expense) benefit	(53,325)	59,116	112,441	*
Income (loss) from continuing operations	83,196	(139,254)	(222,450)	*
Income from discontinued operations	—	2,210	2,210	*
Net income (loss)	$83,196	(137,044)	(220,240)	*

Adjusted EBITDAX	$251,357	540,118	288,761	115%

Production data:
Natural gas (Bcf)	73	132	59	82%
NGLs (MBbl)	559	2,649	2,090	374%
Oil (MBbl)	35	662	627	1,792%
Combined (Bcfe)	76	152	76	99%
Daily combined production (MMcfe/d)	421	838	417	99%
Average prices before effects of hedges:
Natural gas (per Mcf)	$4.05	$4.75	$0.70	17%
NGLs (per Bbl)	$49.75	$58.01	$8.26	17%
Oil (per Bbl)	$85.36	$90.24	$4.88	6%
Combined (per Mcfe)	$4.27	$5.54	$1.27	30%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$4.91	$4.76	$(0.15)	(3)%
NGLs (per Bbl)	$49.75	$58.01	$8.26	17%
Oil (per Bbl)	$79.14	$88.73	$9.59	12%
Combined (per Mcfe)	$5.09	$5.53	$0.44	9%
Average Costs (per Mcfe):
Lease operating	$0.03	$0.07	$0.04	117%
Gathering, compression, processing, and transportation	$1.18	$1.23	$0.05	5%
Production and ad valorem taxes	$0.25	$0.28	$0.03	12%
Depletion, depreciation, amortization, and accretion	$1.23	$1.30	$0.07	6%
General and administrative (before stock comp expense)	$0.35	$0.31	$(0.04)	(10)%